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                                                                      EXHIBIT 13


                            PERFORMANCE CALCULATION

                              SEPARATE ACCOUNT V


ADVISOR'S EDGE VARIABLE ANNUITY

Fund is:  Federated American Leaders Portfolio

AUV @ 12/31/95     12.676024
AUV @ 12/31/96     15.310533

1 year nonstandard actual total return and actual average annual total return is:

15.310533  - 1  = 0.2078340* 100% rounded to 2 decimal places = 20.78%
---------
12.676024